EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Werner Enterprises, Inc.:

We consent to the use of our reports dated February 27, 2020, with respect to the consolidated balance sheets of Werner Enterprises, Inc. and subsidiaries (‘the Company”) as of December 31, 2019 and 2018, and the related consolidated statement of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes and financial statement schedule II listed in the Index in Item 15 (a)(2), and the effectiveness of internal control over financial reporting as of December 31, 2019, incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated February 27, 2020, on the consolidated financial statements contains explanatory paragraphs that refer to the Company’s adoption of ASC Topic 842, Leases, and ASC Topic 606, Revenue from Contracts with Customers.

/s/ KPMG LLP

Omaha, Nebraska

June 2, 2020